EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Gerry Keir (808) 525-7086
gerry.keir@fhwn.com

BANCWEST POSTS EARNINGS OF $107.7 MILLION,
UP 11.5% FROM SECOND QUARTER OF 2002

     (Honolulu, Hawaii, July 16, 2003) – BancWest Corporation, parent company of Bank of the West and First Hawaiian Bank, today reported net income of $107.7 million for the second quarter of 2003, up 11.5% from the same quarter of 2002.

     Walter A. Dods, Jr., BancWest Chairman and Chief Executive Officer, said both Bank of the West and First Hawaiian Bank again achieved double-digit percentage income increases during the quarter. “We also significantly reduced nonperforming assets during the quarter,” added Don J. McGrath, President and Chief Operating Officer of BancWest and President and Chief Executive Officer of Bank of the West.

     For the first six months of 2003, BancWest’s net income was $209.7 million, up 29.5% from the same period of 2002.

     Highlights of second-quarter financial results:

     Assets, loans, deposits. BancWest had total assets of $36.4 billion at June 30, 2003, up 7.3% from a year earlier. Loans and leases totaled $25.1 billion, up 3.7% from the prior year. Deposits were $25.0 billion, up 3.8%.

     Credit quality. BancWest’s nonperforming assets were reduced significantly to 0.75% of loans and foreclosed properties at June 30, 2003, an improvement from 0.98% at March 31, 2003 and 1.04% at June 30, 2002. As a result, the provision for credit losses was reduced to $18.9 million for the second quarter of 2003 from $22.9 million for the same period in 2002.

(more)

BancWest Posts Earnings of $107.7 Million,
Up 11.5% from Second Quarter of 2002

     Loan loss reserve. BancWest’s allowance for credit losses was 1.56% of total loans and leases at June 30, 2003, compared to 1.58% at December 31, 2002 and 1.60% at June 30, 2002.

     Overall revenues for the quarter, defined as net interest income plus noninterest income, were $421.8 million — up 2.8% from the same quarter a year earlier. Net interest income was unchanged from the second quarter of 2002, due to 5.8% growth in average earning assets, offset by a lower net interest margin for the quarter. Net interest margin was down to 4.39%, compared with 4.65% for the same quarter a year ago. Noninterest income, at $100.6 million, increased $12.2 million, or 13.8%, from the second quarter of 2002.

     Noninterest expense, at $229.7 million for the second quarter of 2003, was essentially unchanged from the second quarter 2002.

* * *

     About BancWest: BancWest Corporation (www.bancwestcorp.com) is a financial holding company with assets of $36.4 billion. It is a wholly owned subsidiary of Paris-based BNP Paribas. BancWest is headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. Its principal subsidiaries are Bank of the West (296 branches in California, Oregon, New Mexico, Nevada, Washington state and Idaho) and First Hawaiian Bank (61 branches in Hawaii, Guam and Saipan).

# # #